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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY
                                                  (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           COLD METAL PRODUCTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                           COLD METAL PRODUCTS, INC.
                        2200 Georgetown Drive, Suite 301
                         Sewickley, Pennsylvania 15143

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Cold Metal Products, Inc. will be held on July 19, 2001 at 9:00 o'clock a.m. at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115, for the following purposes:

          1. To elect directors for a term of one year.

          2. To consider, and if thought fit, to ratify the appointment of auditors.

          3. To transact such other business as may properly come before the meeting.

     These items are more fully described in the Proxy Statement on the following pages. All Stockholders of record at the close of business on June 8, 2001 are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the enclosed Proxy Card is properly signed and returned or other arrangements are made to have the shares represented at the Meeting.

                                            HEIDI A. NAULEAU
                                            Chairman

     The Cold Metal Products, Inc. Annual Report, which includes financial statements, is being mailed with this Notice of Meeting and Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10005, or by telephone at 212-936-5100, if you have not received it and a copy will be sent to you.

                           COLD METAL PRODUCTS, INC.

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Cold Metal Products, Inc., a New York corporation (the "Company") for use at the 2001 annual meeting of shareholders to be held on July 19, 2001 at 9:00 a.m. at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115. Only shareholders of record on June 8, 2001 will be entitled to vote at the meeting. On June 8, 2001, the Company had 6,384,491 shares of Common Stock issued and outstanding.

     The Company's principal executive offices are located at 2200 Georgetown Drive, Suite 301, Sewickley, Pennsylvania 15143. This proxy statement and the accompanying form of proxy are first being sent to shareholders on approximately June 18, 2001.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by presentation at the meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     Persons acting pursuant to the proxy solicited by the Board of Directors will vote shares represented thereby (i) for the election of Raymond P. Torok,
R. Quintus Anderson, Heidi A. Nauleau, Wilbur J. Berner, Claude F. Kronk, Robert
D. Neary, and Peter B. Sullivan as directors of the Company, and (ii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2002.

QUORUM AND VOTING PROCEDURES

     A quorum consists of the presence at the meeting, in person or by proxy, of holders of 3,192,246 shares of Common Stock. New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Abstentions and broker non-votes are counted in determining the existence of a quorum but are not counted as votes cast for the election of directors or for the proposals as to which the stockholder abstained or the broker withheld authority. R. Quintus Anderson and Aarque Capital Corporation, a corporation controlled by R. Quintus Anderson, Sondra R. Anderson and Heidi A. Nauleau (see "Nominees for Director") together presently own 3,686,000 shares, approximately 57.7%, of the Company's Common Stock, which will be voted for the election of the directors nominated, and in favor of the proposal to ratify the appointment of Deloitte & Touche LLP as auditors.

STOCKHOLDER PROPOSALS

     Stockholder proposals, including nominations for the office of director, may be submitted for inclusion in the Company's 2002 proxy material after the 2001 Annual Meeting, but no later than 5:00 p.m. Eastern Standard Time on May 1, 2002. Proposals must be in writing and sent by registered, certified or express mail to: Office of the Secretary, Cold Metal Products, Inc., 2200 Georgetown Drive, Suite 301, Sewickley, Pennsylvania 15143. Facsimile or other forms of electronic submission will not be accepted. Management will carefully consider all proposals and suggestions from stockholders. When in Management's judgment adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal will be implemented without inclusion in the Company's proxy material.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying form of proxy and any additional material which may be furnished to shareholders. Copies of all solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Solicitation of proxies will be made only by the use of the mail.

                             ELECTION OF DIRECTORS

     At the Company's 2001 annual meeting of shareholders, it is intended that the shares represented by the proxy solicited by the Board of Directors will be voted, unless such authority is withheld, for the election of the seven nominees for the office of director identified below. The Board of Directors, acting in accordance with the By-Laws of the Company, has reduced the number of directors constituting the full Board from eight to seven following the resignation of Edwin H. Gott, Jr. from the office of director in fiscal 2001. Each nominee is presently a director of the Company. The Directors elected will serve for the ensuing fiscal year and until their successors have been elected. Should any of the nominees for the office of director named below be unable to accept nomination or election, which is not anticipated, persons acting under the proxy will vote for the election of such other persons as the Board of Directors of the Company may recommend.

NOMINEES FOR DIRECTOR

     R. Quintus Anderson, age 70, has served as Chairman of the Executive Committee of the Board of Directors since 1998, when he retired from the Office of Chairman of the Board of Directors. Mr. Anderson and Aarque Capital Corporation, a corporation controlled indirectly by Mr. Anderson, his wife, Sondra R. Anderson, and his daughter, Heidi A. Nauleau, the Chairman of the Company's Board of Directors, together own approximately 57.7% of the shares of Common Stock of the Company. Aarque Capital Corporation is one of a group of privately-held corporations, known as the Aarque Companies, which are owned by Aarque, L.P., a limited partnership established by the Anderson family, and which are in businesses unrelated to the business of the Company. Mr. Anderson holds a Bachelor of Engineering degree from Princeton University and was granted a post-graduate fellowship at the Sloane School of Industrial Management at the Massachusetts Institute of Technology. Since his discharge as a lieutenant from the U.S. Navy in 1957, Mr. Anderson has managed, operated and acquired businesses related principally to the metal fabrication industry. Mr. Anderson is a former trustee of Northwestern Mutual Life Insurance Company and a director of Oneida Ltd.

     Wilbur J. Berner, age 69, has served as a Director of the Company since 1980. Mr. Berner was the Treasurer of the Company from 1980 to 1994. On May 1, 1996, Mr. Berner retired from his positions as President of Aarque Management Corporation, one of the Aarque Companies which provides management services to other members of the group, and as Secretary and Treasurer of Aarque Capital Corporation. He had also previously served as Vice President of Aarque Steel Corporation, and presently serves as a Director and Treasurer of the Chautauqua Lake Association. Prior to joining The Aarque Companies, Mr. Berner was Secretary and Treasurer of Dahlstrom Corporation, a metal forming enterprise in Jamestown, New York. He began his career as a staff auditor with Ernst & Young. Mr. Berner holds a B.S. degree in accounting from the University of Buffalo.

     Claude F. Kronk, age 69, was Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc. Previously he was President and Chief Executive Officer of J&L Specialty Steel, having held that office since its incorporation in 1986. From 1957 until 1986, Mr. Kronk was employed by the Specialty Steel Division of LTV Steel Company, serving as President of that division from 1984 until 1986. Mr. Kronk is a graduate of Ohio Wesleyan University. Mr. Kronk has served as a Director of the Company since March of 1994.

     Heidi A. Nauleau, age 44, is Chairman of the Company and a Director, having been elected to those positions in 1998 and 1993, respectively. Mrs. Nauleau is Chairman of The Aarque Companies, having been elected to that position in 1996. Mrs. Nauleau joined The Aarque Companies in 1981 as Assistant to the Chairman and was appointed Vice President/Europe in 1984. From 1987 until 1992, she was manager of a subsidiary of Aarque Steel Corporation. Prior to joining The Aarque Companies in 1981, from 1979 until 1981, Mrs. Nauleau served as a research associate for Berndtsen International Ltd. Mrs. Nauleau is the daughter of R. Quintus Anderson. She is a graduate of the University of Pennsylvania.

     Robert D. Neary, age 67, was Co-Chairman of Ernst & Young until his retirement in 1993, having held that office since 1984. Mr. Neary served Ernst & Young in various capacities since his admission to the partnership in 1966, including service as Vice Chairman of Accounting and Auditing from 1975 to 1984. Mr. Neary is Chairman of the Board of Trustees of Armada Funds and a director of Commerce Metals Company and Strategic Distribution, Inc. He also is Chairman of the American Institute of Certified Public Accountants Quality Control Inquiry Committee and Co-Chairman of the Great Lakes Theater Festival and a trustee of the Greater Cleveland Salvation Army and University of Michigan Club of Cleveland. Mr. Neary is a graduate of the University of Michigan. He has served as a Director of the Company since March of 1994.

     Peter B. Sullivan, age 56, is President of PB Sullivan & Company, a registered investment advisor and licensed securities broker based in Jamestown, New York. Prior to founding his own company, Mr. Sullivan was Vice President/Office Manager with Merrill Lynch, Pierce, Fenner and Smith, Inc. where he worked for 17 years. Mr. Sullivan is a Director of the Erie Insurance Company of New York, a trustee of the YMCA of Jamestown and the State University of New York at Fredonia College Foundation, as well as the Ralph C. Sheldon Foundation. He holds a Bachelor of Science degree in Economics and a Masters in Business Management degree from Miami University. Mr. Sullivan has served as a Director of the Company since October of 1994.

     Raymond P. Torok, age 54, has served as President and Chief Executive Officer of Cold Metal Products since October of 1998. He is also a Director of the Company. Prior to joining Cold Metal Products, he served as President and Chief Executive Officer of Philadelphia Gear Corporation from 1994 to 1998. From 1968 to 1994, Mr. Torok was employed by Aluminum Company of America (Alcoa). Mr. Torok is a graduate of John Carroll University and received his Masters of Business Administration from Butler University.

COMPENSATION OF DIRECTORS

     Each of Messrs. Kronk, Neary, Sullivan and Berner are paid $15,000 annually for their service as Directors, including service on committees of the Board of Directors, and $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors which he attends. Pursuant to a Non-Employee Directors' Incentive Plan (the "Plan"), adopted by the Company and approved by the Company's shareholders on March 3, 1994 and amended by the shareholders on July 20, 1995, each director who is not a salaried employee of the Company may elect to receive his annual compensation in the form of cash or Common Stock and may elect to defer receipt until a specified period after his resignation or retirement or certain other events, such as a sale or merger of the Company. Under the Plan, an accounting of compensation deferred as stock by any electing Director is maintained in a Bookkeeping Reserve (Stock) Account, and any cash dividends declared on shares of Common Stock are awarded to the Bookkeeping Reserve (Stock) Account in the form of additional units (priced at the fair market value of the Common Stock on the declaration date for such dividend) proportionate to the number of units in the Director's account multiplied by the cash dividend per share. As of March 31, 2001, Mr. Sullivan had 5,685.6520 units and Mr. Berner had 2,014.1701 units in their respective Bookkeeping Reserve (Stock) Accounts. Pursuant to the Plan, Messrs. Sullivan and Kronk have elected to defer receipt of their fiscal 2002 annual compensation. Sixty thousand shares of Common Stock are reserved for issuance pursuant to elections under the Plan. Pursuant to the Plan, Edwin H. Gott, Jr. was issued 16,991 shares of Common Stock corresponding to the number of units in his Bookkeeping Reserve (Stock) Account on the effective date of his resignation during fiscal 2001. Directors who are salaried employees or officers of the Company receive no separate compensation for their service as Directors, but are reimbursed for expenses incurred in connection with attendance at meetings.

     In addition, under the Plan, all directors of the Company who are not salaried employees are granted, in connection with the beginning of their initial term, an option to purchase 10,000 shares of Common Stock. These options are granted at the fair market value on the date of the grant which is presently fixed by the Plan as July 1 following initial appointment or election and are exercisable after three years or upon certain specified events, such as a sale or merger of the Company. Pursuant to the provisions of the Plan, on March 21, 1994, Messrs. Berner, Kronk and Neary were each granted options to purchase 10,000 shares of Common Stock at $10.00 per share and, on July 1, 1995, each of Messrs. Gott and Sullivan received options to purchase 10,000 shares of Common Stock at the exercise price of $6.875 per share. One hundred thousand shares of Common Stock are reserved for option grants under the Plan. Additionally, pursuant to the Plan, non-employee directors are eligible for awards of options, in addition to options grantable at the beginning of their terms, grantable in the discretion of a committee of directors not eligible to receive options under the Plan, and exercisable at no less than the fair market value of the stock on the date of the grant and no less than six months from the date of the grant. On July 20, 1995, each of Messrs. Berner, Kronk and Neary was granted options to purchase 5,000 shares of Common Stock at the exercise price of $6.125 per share. On July 25, 1996, each of Messrs. Gott and Sullivan was granted options to purchase 5,000 shares of Common Stock at the exercise price of $5.75 per share.

     In September of 1998, Heidi A. Nauleau succeeded R. Quintus Anderson in the executive position of Chairman of the Board of Directors of the Company. Since that time Mr. Anderson has served as Chairman of the Company's Executive Committee, a position which in the fiscal year ended March 31, 2001, did not involve full time employment by the Company. In that capacity, during the fiscal year ended March 31, 2001 Mr. Anderson received cash compensation in the amount of $180,000, and received $25,800 under the Company's defined benefit pension plan. When Mrs. Nauleau succeeded Mr. Anderson as Chairman, the Company established a supplemental executive retirement plan for him. Funding of its obligations under that plan by the Company resulted in a pretax charge of $.5 million during the fiscal year ended on March 31,1999. The plan contemplates benefits payable over a fifteen year period, but in view of his continued service as Chairman of the Executive Committee and the compensation he receives, he and the Company have agreed to defer the commencement of the benefit, no portion of which was paid in the fiscal year most recently ended.

BOARD MEETINGS AND COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has an Audit Committee, consisting of Messrs. Neary (Chair), Sullivan and Berner. On May 23, 2001, the Company's Audit Committee adopted a revised written charter for the Audit Committee, a copy of which is annexed as an appendix to this proxy statement. The members of the Audit Committee are independent as independence is defined in the American Stock Exchange Listing standards. The Audit Committee makes recommendations to the Board of Directors regarding selection and employment of the Company's independent accountants and, working with the Company's internal accounting staff and independent accountants, monitors and reviews the Company's accounting and control procedures. During the fiscal year ended March 31, 2001, the Audit Committee met five times; the Committee also met in May, 2001.

     The Company's Board of Directors also has a Human Resource Committee, which performs the functions of a compensation committee. The Human Resource Committee presently consists of Messrs. Kronk (Chair), Neary and Sullivan, each of whom is an outside director. In addition, Mr. Anderson, Chairman of the Executive Committee of the Board of Directors, serves the committee in an ex-officio, non-voting capacity. The Human Resource Committee is responsible for considering and making recommendations to the Board of Directors on the annual compensation of all officers of the Company, including salary, bonus, stock options and stock appreciation rights and other awards to be made under the Company's existing compensation plans. With respect to compensation for the fiscal year ended March 31, 2001, the Human Resource Committee met twice.

     The Board of Directors held a total of four meetings during the fiscal year ended March 31, 2001. During the fiscal year, each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and all meetings of the Committees of the Board of Directors that were held during the periods for which each such director served on the Board of Directors or on a Committee. The Company has no standing Nominating Committee.

                           AUDIT COMMITTEE REPORT(1)

     In accordance with its charter attached to this proxy statement, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended March 31, 2001 with the Company's management, and Deloitte & Touche LLP, the Company's independent accountants.

     The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, and, with and without management present, discussed and reviewed the results of the independent accountants' audit of the financial statements and the overall quality of the Company's financial reporting.

     The Audit Committee also has received the written disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and the Audit Committee has discussed with Deloitte & Touche LLP the independence of that firm. The Audit Committee considered whether the non-audit services provided by Deloitte & Touche LLP to the Company are compatible with maintaining the independence of that firm.

     Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board of Directors that Deloitte & Touche LLP be appointed as independent accountants for the Company for the year ending March 31, 2002.

                                            Robert D. Neary, Chairman
                                            Wilbur J. Berner
                                            Peter B. Sullivan

---------------

(1) This Report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2001, March 31, 2000 and March 31, 1999, of the following individuals (collectively, the "Named Executive Officers"): (i) all individuals serving as the Company's Chief Executive Officer for the fiscal year ended March 31, 2001; and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers on March 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                  ANNUAL COMPENSATION (1)        COMPENSATION:      ALL OTHER
                               ------------------------------    STOCK OPTIONS     COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR      SALARY        BONUS     AWARDED (#)(2)       ($)(3)
 ---------------------------   ----      -------      -------    --------------    ------------
Raymond P. Torok               2001      292,500       70,000            --           84,300(4)
President and Chief            2000      267,500      256,000            --            2,800
Executive Officer              1999      110,800(5)   100,000       400,000          100,000(4)

Joseph C. Horvath              2001      174,500       30,000            --           62,500(6)
Vice-President and             2000      127,500(7)   139,000        20,000           55,700(6)
Chief Financial Officer

Heidi A. Nauleau               2001      121,500       70,000            --            6,100
Chairman                       2000      120,000      120,000            --            6,000
                               1999      120,000           --            --            4,225

Paul H. Eagle(8)               2001      140,000       15,000            --           82,900(9)
Vice-President,
Commercial

Paul M. Hoppe                  2001      102,400       25,000            --           81,600(10)
Vice-President of              2000       78,100      112,700            --            3,900
Manufacturing                  1999       73,400       19,300            --            3,700

---------------

 (1) No Named Executive Officer received a perquisite or other personal benefit in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus, except as set forth in the footnotes below.

 (2) There were no restricted stock awards or long-term incentive plan payouts to any Named Executive Officer for any of the fiscal years identified. On October 22, 1998, the Company granted Mr. Torok an option pursuant to the 1994 Incentive Program, as amended, to purchase 200,000 shares of the Common Stock of the Company at an exercise price of $3.00 per share, the fair market value of the Common Stock on the date of the grant. At the same time, the Company granted Mr. Torok an option separate from the 1994 Incentive Program to purchase an additional 200,000 shares of the Company's Common Stock, also at $3.00 per share. The options granted to Mr. Torok on October 22, 1998 become exercisable in increments of one-third of the total number of shares covered by the grants, on October 22, 1999, 2000 and 2001, and expire ten years after the date of the grant. On July 1, 1999, the Company granted Mr. Horvath an option pursuant to the 1994 Incentive Program, as amended, to purchase 20,000 shares of the Common Stock of the Company at an exercise price of $2.69 per share, the fair market value of the Common Stock on the date of the grant. The option granted to Mr. Horvath becomes exercisable after July 1, 2002, and expires ten years after the date of the grant.

 (3) Except as otherwise noted, consists of Company contributions under its 401(k) Plan, pursuant to which the Company matches amounts of compensation which an employee elects to defer under the Plan, up to the lesser of 5% of the employee's salary or the maximum amount allowed under the Internal Revenue Code.

 (4) Consists of $8,500 in Company contributions under its 401(k) plan, $19,300 in reimbursement of club fees/dues to Mr. Torok, and $56,500 in relocation expense for which Mr. Torok was reimbursed in connection with the commencement of his employment by the Company. (Aggregate reimbursed relocation expenses amounted to $156,500 of which $100,000 was accrued and disclosed as compensation to Mr. Torok in the fiscal year ended March 31, 1999.) In April 2000, the Company also advanced Mr. Torok a loan in the amount of $370,000 for construction of a new residence, which Mr. Torok repaid in June 2000 together with 10% annual interest of $6,167.

 (5) Mr. Torok was elected President and Chief Executive Officer of the Company effective October 22, 1998. The figure shown represents that portion of Mr. Torok's annual base salary that was paid to him during the fiscal year ended March 31, 1999.

 (6) Consists of $8,500 in Company contributions under its 401(k) plan, $21,200 in reimbursement of club fees/dues to Mr. Horvath, and $32,800 in relocation expense for which Mr. Horvath was reimbursed in connection with the commencement of his employment by the Company. (Aggregate reimbursed relocation expense amounted to $82,800 of which $50,000 was accrued and disclosed as compensation to Mr. Horvath in the previous fiscal year.) During the fiscal year ended March 31, 2001, the Company also loaned Mr. Horvath the sum of $60,000 (corresponding to the equity in his unsold prior residence) which loan remained outstanding as of March 31, 2001 and is accruing interest at an annual rate of prime plus 1%.

 (7) Mr. Horvath commenced employment with the Company effective July 1, 1999. The figure shown represents that portion of Mr. Horvath's base salary that was paid to him during the fiscal year ended March 31, 2000.

 (8) Commenced employment with the Company effective April 1, 2000.

 (9) Consists of $6,400 in Company contributions under its 401(k) plan and $76,500 in estimated relocation expenses for which the Company agreed to reimburse Mr. Eagle and which were accrued on the books of the Company for the fiscal year ended March 31, 2001.

(10) Consists of $5,100 in Company contributions under its 401(k) plan and $76,500 in estimated relocation expenses for which the Company agreed to reimburse Mr. Hoppe and which were accrued on the books of the Company for the fiscal year ended March 31, 2001.

DEFINED BENEFIT PENSION PLAN

     Salaried employees of the Company are eligible to participate in a funded, non-contributory defined benefit pension plan maintained by the Company. The following table shows the estimated, approximate annual pension payable upon normal retirement (at or after age 65 or after 30 or more years of service) in 2001 under the pension plan to an employee with the indicated years of service and final average compensation, before reductions for social security and pension payments by predecessor employer, Jones & Laughlin.

                                                YEARS OF SERVICE
    FINAL AVERAGE        --------------------------------------------------------------
    COMPENSATION           15           20            25            30            35
    -------------        -------      -------      --------      --------      --------
 $100,000                $22,500      $30,000      $ 37,500      $ 45,000      $ 52,500
  125,000                 28,125       37,500        46,875        56,250        65,625
  150,000                 33,750       45,000        56,250        67,500        78,750
  175,000                 39,375       52,500        65,625        78,750        91,875
  200,000                 45,000       60,000        75,000        90,000       105,000
  225,000                 50,625       67,500        84,375       101,250       118,125
  250,000                 56,250       75,000        93,750       112,500       131,250
  275,000                 61,875       82,500       103,125       123,750       144,375
  300,000                 67,500       90,000       112,500       135,000       157,500

     "Final average compensation" is averaged over the five years that are within the final ten years of employment that produce the highest amount. The compensation of employees used to compute the pension described above is total compensation, exclusive of reimbursed travel and relocation expenses, profit sharing and similar distributions, overtime, Company-paid insurance (whether or not taxable) and benefits under the

Company's Special Incentive Compensation Plan, until actually distributed or made available, but including any salary reduction contributions made by the employee to the Company's 401(k) Plan. Under the Internal Revenue Code, for years after 1988, pensionable earnings are limited to $200,000 per year, adjusted each year after 1989 to reflect inflation. Thus, the limits for years 1989-1993 were $200,000, $209,200, $222,220, $228,860 and $235,840, respectively. Beginning in 1994 and continuing through 1996, pensionable earnings were limited to a flat $150,000; as of January 1997, the limit was increased to $160,000; and as of January 2000 the limit was increased to $170,000.

     The estimated years of service credited to each of the Named Executive Officers is as follows: Raymond P. Torok, 2; Joseph C. Horvath, 1; Heidi A. Nauleau, 8; Paul H. Eagle, 1; and Paul M. Hoppe, 26. In 1997 it was determined that, pursuant to the terms of the Plan, Mrs. Nauleau was entitled to participate from the inception of her employment by the Company.

                        HUMAN RESOURCE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Human Resource Committee of the Board of Directors ("The Committee") oversees and administers the executive compensation including base salaries, bonuses and other compensation matters of the Company.

     The Committee is comprised exclusively of non-employee Directors and one non-voting, ex-officio Director who is also the Chairman of the Executive Committee of the Board of Directors. All Directors are invited to attend Human Resource Committee meetings.

     The Committee's composition is reviewed annually. On July 28, 2000, the Board of Directors reappointed Mr. Claude F. Kronk as Chairman of the Human Resource Committee. Also appointed were Messrs. Edwin H. Gott, Jr. and Peter B. Sullivan. Mr. R. Quintus Anderson, Chairman of the Executive Committee, was also appointed to The Committee as a non-voting, ex-officio member. Following Mr. Gott's resignation from the Board of Directors, Mr. Robert D. Neary was appointed to the Human Resource Committee.

                              COMPENSATION POLICY

     The Committee's responsibility to the Company is to maintain a compensation structure that attracts and retains qualified individuals for employment and reflects the interests of the Company's shareholders. The benchmarks used by The Committee come not only from peer companies but also from companies of similar size in many industries.

     The Board of Directors has charged the Human Resource Committee with the following responsibilities:

     1. Annual review of the base compensation of key executive officers.

     2. Annual evaluation of the performance of the key executive officers.

     3. Annual determination of incentive-based pay for key executive officers.

     4. Review of the plan for management succession.

                            COMPENSATION PHILOSOPHY

     Compensation of the Company's executive management is composed of a base salary and an incentive-based cash bonus. The Committee's philosophy is based on the principle that remuneration should be closely tied to the performance of the Company. A substantial portion of executive compensation is, therefore, incentive compensation based on the financial performance of the Company.

     Base Salary. Base salaries are set using comparable company data. Comparisons are made with companies in similar industries as well as companies of similar size. Salaries are reviewed annually and adjusted accordingly. Salaries may also be adjusted to reflect outstanding contribution to the financial success of the enterprise.

     Incentive-Based Bonus. The Company's incentive-based bonus plan is reviewed annually. In the past fiscal year, the company followed an economic value added philosophy. The Committee has charged the Chief Executive Officer with setting the parameters of the economic value added plan for management. The Chief Executive Officer presents the bonus calculation for key employees to the Human Resource Committee for approval.

     Performance in relation to objectives is measured with respect to each fiscal year.

                         CHIEF EXECUTIVE'S COMPENSATION

     SEC regulations require the Human Resource Committee to discuss its philosophy for compensation matters relating to the Chief Executive Officer.

     Raymond P. Torok was hired as Chief Executive Officer of the Company in October, 1998. In addition to the base salary and incentive cash bonus previously described, Mr. Torok was awarded options to purchase 400,000 shares of the common stock of the Company. The award of a significant number of options is in line with the Company's philosophy that remuneration should be tied to the financial performance of the Company.

                    MEETINGS OF THE HUMAN RESOURCE COMMITTEE

     The Human Resource Committee met three times during the fiscal year, on May 24, 2000, October 16, 2000, and January 18, 2001. All directors were invited to attend the meetings.

     The May 24, 2000 meeting of The Committee focused on issues relating to bonus recommendations presented by Mr. Torok; corporate policies governing equal employment opportunity, family medical leave and travel and relocation were also reviewed.

     The October 16, 2000 meeting of The Committee focused on review of the Chief Executive Officer's performance.

     At the January 18, 2001 meeting of The Committee, Amy Elsea and Duane Wykoff, executive employees of the Company, presented an overview of a proposed compensation and annual review methodology.

                                          Claude F. Kronk, Chairman
                                          Robert D. Neary
                                          Peter B. Sullivan
                                          R. Quintus Anderson ex officio

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's MidCap 400 Index and a composite peer group of the following intermediate processors of flat rolled steel: Gibraltar Steel Corporation, Huntco Inc., Olympic Steel, Shiloh Industries, Inc., and Steel Technologies, Inc. The comparison, which assumes an initial investment of $100 and reinvestment of dividends, commences on March 31, 1996 and continues through the next five fiscal years of the Company, ending on March 31, 2001.

                     COMPARISON OF 5 YEAR CUMULATIVE RETURN
                       ASSUMES INITIAL INVESTMENT OF $100

                                                COLD METAL PRODUCTS, INC.       S & P MIDCAP 400               PEER GROUP
                                                -------------------------       ----------------               ----------
MAR 31, 1996                                                100                         100                         100
MAR 31, 1997                                              95.35                      110.62                      108.53
MAR 31, 1998                                              83.72                      164.86                      123.99
MAR 31, 1999                                              32.56                      165.59                       75.48
MAR 31, 2000                                              64.45                      228.67                       65.72
MAR 31, 2001                                              25.33                      213.68                       47.53

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 2001 by (i) each Director, (ii) each Named Executive Officer, (iii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all Directors and Executive Officers as a group.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
                  NAME OF BENEFICIAL OWNER                      NUMBER      PERCENT
                  ------------------------                    ----------    --------
R. Quintus Anderson (3)(4)(6)...............................  3,736,000       58.1
Raymond P. Torok (2)(4).....................................    276,668        4.2
Heidi A. Nauleau (2)(4)(5)..................................     13,750         .2
Wilbur J. Berner (4)(6)(7)..................................     35,000         .5
Claude F. Kronk (4)(6)......................................     33,000         .5
Robert D. Neary (4)(6)......................................     25,000         .4
Peter B. Sullivan (4)(6)(7).................................     25,000         .4
Joseph C. Horvath...........................................      1,000          *
Paul H. Eagle...............................................          0          *
Paul M. Hoppe...............................................      7,800         .1
All Directors and Executive Officers as a group
  (13 persons) (3)..........................................  4,165,718       61.3

            OTHERS

FMR Corp (8)................................................    537,500        8.4
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc. (9)..........................    400,000        6.3
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors Inc. (10).........................    332,600        5.2
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

---------------

 (1) The named shareholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

 (2) Is a Director and an Executive Officer of the Company.

 (3) Includes 3,662,500 shares of Common Stock owned of record by Aarque Capital Corporation, which was founded by R. Quintus Anderson. Mr. Anderson, together with his spouse, is deemed to be the beneficial owner of such shares for purposes of the reporting requirements of the Securities Exchange Act of 1934, but Mr. Anderson disclaims that he is, in fact, the beneficial owner of such shares, which are owned indirectly by Aarque L.P., a limited partnership established by the Anderson family. The address of Mr. Anderson and Aarque Capital Corporation is 20 West Fairmount Avenue, Lakewood, New York 14750.

 (4) Pursuant to grants under the Company's 1994 Incentive Program, the following Directors or Named Executive Officers have presently exercisable options to purchase the following numbers of shares of the Company's Common Stock at the exercise price of: (i) $10 per share: Mrs. Nauleau -- 7,500; Mr. Hoppe -- 5,000; (ii) $5.75 per share: Mr. Anderson -- 50,000; Mrs. Nauleau -- 3,750; Mr. Hoppe -- 2,500; (iii) $3.00 per share: Mr.
     Torok -- 133,334. In addition, as approved by the Company's shareholders at the 1999 Annual Meeting, Mr. Torok has a presently exercisable option separate from the 1994 Incentive Program to purchase an additional 133,334 shares of common stock at the price of $3.00 per share. Pursuant to grants under the Company's Non-Employee Directors'

     Incentive Plan each of Messrs. Kronk, Neary and Berner has a presently exercisable option to purchase 10,000 shares of the Company's Common Stock at the exercise price of $10 per share, and a presently exercisable option to purchase 5,000 shares of the Company's Common Stock at the exercise price of $6.125 per share. Also pursuant to grants under the Company's Non-Employee Directors' Incentive Plan, Mr. Sullivan has a presently exercisable option to purchase 10,000 shares of the Common Stock of the Company at the exercise price of $6.875 per share, and 5,000 shares of the Common Stock of the Company at $5.75 per share. Beneficial ownership shown includes all shares covered by presently exercisable options issued to Directors or Officers of the Company.

 (5) Excludes shares owned by Aarque Capital Corporation or R. Quintus Anderson. Mrs. Nauleau is the daughter of Mr. Anderson. She disclaims beneficial ownership of shares owned by Aarque Capital Corporation or Mr. Anderson.

 (6) Is a Director of the Company.

 (7) Excludes shares deferred under the Non-Employee Directors' Incentive Plan, which shares are not beneficially owned by the named shareholders.

 (8) According to a Schedule 13G/A, Fidelity Low-Price Stock Fund, an investment company affiliated with FMR Corp. owned 441,100 or 6.926% of Company's outstanding shares on December 31, 2000. FMR Corp. and its affiliates have the power to direct the disposition of 537,500 shares but do not have the sole power to vote any shares of the Company's Common Stock.

 (9) According to a Schedule 13G/A, these securities are owned by T. Rowe Price Small-Cap Value Fund, Inc., which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10) According to a Schedule 13G, Dimensional Fund Advisors Inc. (Dimensional), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, which collectively own 332,600 shares. Dimensional disclaims beneficial ownership of these securities.

  *  Less than 0.1%.

                            RATIFICATION OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent accountants, to be the Company's auditors for the fiscal year ending March 31, 2002 and recommends to stockholders that they vote for ratification of the appointment. Deloitte & Touche has served in this capacity for the fiscal year ended March 31, 2001 and for each fiscal year of the Company since its incorporation in 1980. A representative of Deloitte & Touche will be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board of Directors. Ratification of the appointment of Deloitte & Touche by stockholders is not required by law. However, as a matter of policy, the appointment of Deloitte & Touche is submitted to the stockholders for ratification. The decision of the Board of Directors is based upon recommendation of the Audit Committee which approves in advance the audit scope, types of non-audit services, and the estimated fees for the coming year.

     The aggregate fees billed for professional services rendered to the Company by Deloitte & Touche LLP for the fiscal year were as follows:

AUDIT FEES

     For the audit of the Company's annual financial statements for the fiscal year ended March 31, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the fiscal year ended March 31, 2001: $141,185.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     For financial information system design and implementation for the fiscal year ended March 31, 2001: $0.

ALL OTHER FEES

     For services rendered to the Company, other than the services described above, for the fiscal year ended March 31, 2001: $70,006.

     The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of that firm.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters, other than (i) the election of directors, and (ii) the ratification of the appointment of independent auditors, to come before the annual meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the proxy solicited by the Board of Directors will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          HEIDI A. NAULEAU
                                          Chairman

                                    APPENDIX

                           COLD METAL PRODUCTS, INC.
                            AUDIT COMMITTEE CHARTER

     This charter shall be reviewed, updated and approved annually by the Board of Directors.

ROLE AND INDEPENDENCE

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the Board. The membership of the Committee shall consist of as least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the American Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

     The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

RESPONSIBILITIES

     The Audit Committee's primary responsibilities include:

     - Recommending to the Board the independent accountant to be selected or retained to audit the financial statements of the corporation. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and review any non-audit services provided by the independent auditor.

     - Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

     - Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality, not just the acceptability, of the company's accounting principles and disclosure practices as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

     - Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

     - Discussing with management and the auditors the quality and adequacy of the company's internal controls.

     - Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     - Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

     - Review accounting and financial human resources and succession planning within the company.

8888

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                           COLD METAL PRODUCTS, INC.

         PROXY FOR 2001 ANNUAL MEETING OF STOCKHOLDERS - JULY 19, 2001


The undersigned stockholder of Cold Metal Products, Inc. (the "Company") hereby revokes all previous proxies and appoints Raymond P. Torok, Joseph C. Horvath and Heidi A. Nauleau or any one of them who acts, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf of and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2001 Annual Meeting of Stockholders of the Company to be held on July 19, 2001, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115 or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                           COLD METAL PRODUCTS, INC.

                                 JULY 19, 2001





                Please Detach and Mail in the Envelope Provided


A [X] PLEASE MARK YOUR
      VOTES AS INDICATED
      IN THIS EXAMPLE.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.

                 FOR     WITHHELD
1. Election of  [   ]     [   ]        NOMINEES:  R. Quintus Anderson
   Directors                                      Heidi A. Nauleau
                                                  Wilbur J. Berner
For, except vote withheld from the following      Claude F. Kronk
nominee(s):                                       Robert D. Neary
                                                  Peter B. Sullivan
____________________________________________      Raymond P. Torok



                                       FOR     AGAINST   ABSTAIN
2. Ratification of appointment of     [   ]     [   ]     [   ]
   Independent Accountants.



                                                Change of [   ]
                                         Address/comments
                                         and note at left

                           I plan to [   ]  I do not plan [   ]
                          attend the        to attend the
                             meeting              meeting




SIGNATURES(S)_____________________________________ DATE ________________, 2001
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.